Exhibit 99.1

MAGELLAN HEALTH SERVICES NAMES SAM K. SRIVASTAVA

CEO OF MAGELLAN PLAN SERVICES

AVON, Conn. — September 19, 2013 — Magellan Health Services Inc. (NASDAQ: MGLN) today announced that it has named Sam K. Srivastava, 46, to the new position of CEO of Magellan Plan Services.  As head of Plan Services, he will be leading Magellan’s behavioral health and integrated care businesses, and will report to Magellan Health Services Chief Executive Officer Barry M. Smith.  He will begin on September 23.

“Sam has an extensive background leading large, successful health care businesses, and I know that he will help us build on our existing Magellan Plan Services strengths as a market leader,” said Barry M. Smith.  “This is a significant segment of our overall business, comprising over 70 percent of our revenue.  In addition to our core commercial and public sector behavioral health businesses, it also includes our Magellan Complete Care unit which is a new and dynamic business and will be one of our primary growth engines as we transform the company.   I’m confident that Sam will build on the strong foundation that we have already set and lead us as we expand our business.”

“I’m pleased to be joining Magellan at a time when the company is repositioning itself to grow in the marketplace,” said Sam K. Srivastava.  “Magellan Plan Services already has a strong and committed leadership team and workforce, innovative products and services, and a great reputation for serving customers.  I look forward to working to expand our offerings and capture opportunities that exist in the market so that we can achieve the aggressive goals that we have set.”

Srivastava joins Magellan from Cigna, where he has had executive leadership and P&L responsibility for commercial and government businesses.  During his tenure, he has served as President of National & Senior Segments, and in a leadership capacity for U.S. Strategy and Business Development. Prior to joining Cigna in 2007, he served as Chief Senior Products Officer for Health Net, Inc. For the decade prior to that, he had a number of senior roles with increasing responsibility with UnitedHealth Group’s commercial, Medicare and Medicaid business segments.

About Magellan Health Services: Headquartered in Avon, Conn., Magellan Health Services Inc. is a leading specialty health care management organization with expertise in managing behavioral health, radiology, and pharmacy benefits programs, as well as integrated health care programs for special populations. Magellan delivers innovative solutions to improve quality outcomes and optimize the cost of care for those we serve. As of June 30, 2013, Magellan’s customers include health plans, employers and government agencies, serving approximately 34.0 million members in our behavioral health business, 17.4 million members in our radiology benefits management segment, and approximately 9 million members in our medical pharmacy management product. In addition, the pharmacy solutions segment served 40 health plans and employers, 25 states and the District of Columbia, and several pharmaceutical manufacturers. For more information, visit www.MagellanHealth.com.

Media Contact:

David W. Carter

(860) 507-1909

DWCarter@MagellanHealth.com

Investor Contact:

Renie Shapiro

877-645-6464

RShapiro@MagellanHealth.com

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